Exhibit 10.38

2004 16(b) Executive Officer Incentive Plan

INTRODUCTION

The Company’s 2004 16(b) Executive Officer Incentive Plan (“EOIP”) is intended to provide short-term incentives to the 16(b) executive officers for their contributions towards achieving overall company success.

OBJECTIVES

The EOIP has three primary objectives:

•	Reward executive performance in meeting or exceeding stated business objectives,

•	Deliver competitive compensation, and

•	Build shareholder value.

The EOIP is designed to focus each participant on the key business objectives of his/her position, encourage teamwork to achieve success, and recognize and reward sustained personal contributions.

EFFECTIVE PLAN DATE AND DURATION

The effective plan date and duration is January 1, 2004 through December 31, 2004.

FUNDING

Funding for the 2004 EOIP is calculated as a percentage of operating income and a percentage of incremental revenue. The Compensation Committee of the Board of Directors approves funding of the plan. The percentages below reflect 2004 operating income target and may increase or decrease depending on the actual operating income achieved.

Performance Category	Operating Income % of Plan	Incremental Revenue % of Plan	2004 EOIP Incentive Pool Available
	<50%	<50%	$0
Threshold	50%	50%	$1,110,775
Target	100%	100%	$2,221,550
Maximum	150%	150%	$3,332,325

If the actual operating income falls between the target and the threshold, the incentive pool will be interpolated between the relevant two points by the plan administrators.

If planned awards exceed the incentive pool fund, the CEO and/or the Compensation Committee will make the appropriate adjustments to ensure that actual award expenditures do not exceed approved plan funding.

PARTICIPATION

Executive officers are nominated by the CEO and approved for participation on an annual basis by the Compensation Committee. Participation in the EOIP in any one year does not guarantee or imply continued participation in the EOIP in any subsequent year.

TARGET AWARD LEVEL

Targeted award levels, before the application of individual performance modifiers, are as follows:

Performance Category	Operating Income % of Plan	Target Award Level
Threshold Target Maximum	50% 100% 150%	50% 100% 150%

Notwithstanding the above stated targeted awards, the CEO has discretion to modify targeted awards in any way that, in his sole judgment, meets the objectives of the EOIP.

INDIVIDUAL TARGET INCENTIVES

At the beginning of the EOIP year, targets for each participant are established that reflect organizational structure and competitive pay opportunities. The target is the incentive amount that may be granted for achievement of the operating income and incremental revenue at plan with no performance modification. The targets may subsequently be modified in the order of corporate, division or organizational/functional performance first and individual performance factors second.

The targets are expressed as a percentage of the participant’s base salary. Base salaries at the beginning of the EOIP year (January 1, 2004) will be used for the calculation, except for hires or promotions during the first half of the year, when base salary at hire or promotion will be used. The CEO will present the executive officer targets to the Compensation Committee for approval.

PERFORMANCE MODIFIERS AND FACTORS

Targets for all participants may be modified dependent upon individual performance and organizational contribution, subject to the discretion of the CEO.

The Compensation Committee will have final approval of all executive officer performance awards.

AWARD CALCULATION

Operating income and incremental revenue will first be determined to calculate the size of the funding pool, and then the targets will be adjusted accordingly, as shown by the following examples:

Employee	Individual Target	Actual Operating Income %/Incremental Revenue % of Target	Calculation for Adjustment	Adjusted Target
1	55%	125%	x 1.00	100%
2	45%	100%	x 1.00	45%
3	45%	75%	x 0.75	34%

After the adjusted targets are determined, each participant’s target may be assigned an individual performance modifier based on individual performance. The adjusted target is then multiplied or divided by the performance modifier to calculate the final award, as shown below:

Employee	Adjusted Target	Individual Performance Modifier	Calculation	Final Award
1	100%	+32%	x 1.32	132%
2	45%	-27%	÷1.27	36%
3	34%	+10%	x 1.10	38%

AWARD PAYMENT

Actual award payments will be distributed as soon as possible following the close of the fiscal year and after securing all necessary approvals.

PLAN PROVISIONS

To receive an award payment, the employee must be on active status at the time of award distribution. The CEO and/or the Compensation Committee, as appropriate, must approve any exceptions to individual participants.

PLAN ADMINISTRATION

The Compensation Committee and the CEO will administer the 2004 EOIP. Administration shall include but is not limited to: modification, funding, participation, target award percentages, payout type, range and criteria, annual financial and strategic objectives as they relate to the EOIP.

In the event that there is a change in the equity or capitalization structure of the Company through merger, consolidation, reorganization, recapitalization, significant change in strategic direction or otherwise, the incentive payment may be adjusted by the EOIP administrators as they deem equitable and appropriate.

The EOIP administrators may modify or discontinue the EOIP at any time.

Participation in the EOIP does not constitute a contract of employment with the Company for any specified period of time nor is it an entitlement to participate in any other plan or any future performance period under this EOIP. Furthermore, participation in the EOIP does not constitute any promise of award payments even if all performance factors and funding mechanisms are achieved or surpassed. EOIP administrators may also include or exclude participation in the EOIP at any time and for any reason they deem appropriate. The Company may terminate a participant’s employment with the Company at any time for any reason, with or without cause.

In the event this EOIP requires legal interpretation or becomes the subject of litigation, it shall be governed by the laws of the State of California.